Exhibit 10.19

Between

Mr. SILVIO TARCHINI - Manno, Centro Galleria 3, Via Cantonale (VAT # 352 809)

Further indicated as “owner” and

NAIE NATURAL ALTERNATIVES INTERNATIONAL EUROPE SA – Manno,

Centro Galleria 1, Via Cantonale (VAT # 462 163)

Further indicated as “NAIE” o “tenant”, having Mr. Randy Lee Weaver as representative individual

Both parties enter the following

LEASE CONTRACT

1)	Mr. SILVIO TARCHINI - Manno, leases to NAIE a comprehensive area of 2’769.86 sqm situated in the Galleria 1 building map 433, in Manno, at the ground and first floors, including the use of 12 outdoor parking places # 52,53,54,55,80,81,82,83,84,85,86,87 and 11 indoor parking places # 154,155,156,157,158,159,164,165,166,236,237.

2)	The areas leased are referred in the attached map with numbers 4,5,7,11,12,13,15,16,17,22 and 31.

3)	The tenant is allowed to use the areas as offices, laboratory, warehouse, production departments in compliance with the current pertinent regulations.

4)	This contract is entered into and is effective as of August 1, 2003 and has a duration of 6 (six) years, i.e. until December 31, 2010.

Save if one of the parties will terminate the contract with a 6 (six)-month notice, the present contract will be automatically renewed for additional 5 (five) years at every renewed contract end date.

4a) In case the tenant would face the necessity to have his own plant erected and Mr. Tarchini would not be in a position to offer adequate space within his properties of Manno, Bioggio or Mendrisio, NAIE SA could terminate the lease contract for the end of the calendar year (December 31) upon a 12-month prior notification but anyhow not before December 31, 2005.

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4b) The present contract supersedes the previous ones dated March 29 1999, April 6 1999, April 12 1999, June 2 1999, August 23 1999, October 20 1999, July 27 2000, February 20 2001, May 31 2001, July 26 2002, March 26 2003.

LEASE

5)	The yearly lease is fixed at Swiss fr. 460’000.- (four hundreds sixty thousands Swiss franks) VAT excluded, expenses included, to be paid in advance at every quarter i.e. January 1, April 1st, July 1st and October 1st of every calendar year.

6)	In case of payment delay of the quarterly lease, a penalty of 7% might be applied. Delays in payment major than 1 month will lead to debt recovering legal procedure, being the present contract considered as a debt recognition by both parties, as per art. 83 LEF.

7)	The lease guarantee is as stipulated in the former contracts i.e. deposit of Swiss fr. 45’103.70 to the Credit Suisse bank, account # 550557-10

8)	Cancelled.

9)	Cancelled.

LEASE INDEXING

10)	The lease is index-linked on a yearly basis according to the national cost of living index (Re. index on September 1966 = 100), with one-month notice. Index at the contract starting date is 317.6. The first adjustment might be applied on August 1, 2004.

11)	Expenses for power or any other type of energy used in the leased areas are charged to the tenant.

12)	The lease includes the following expenses:

•	heating

•	cooling of the offices area

•	power for the common areas

•	city water in the common areas

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•	sewage, water purifying

•	garden and accesses

•	snow ploughing

•	janitor and supervision

13)	The owner will adequately insure the building against fire, whilst the tenant will insure his materials, assets and proprieties inside the leased areas against damages caused by fire, water, nature disasters etc…

MODIFICATIONS INTO THE LEASED AREAS

14)	The tenant is allowed to modify the leased areas, at his own costs and acording to his business necessities. Modifications require the owner’s pre-approval upon receipt of a written request. The owner has the faculty to deny approval but only towards sound rand valid reasons.

15)	Upon lease contract termination, improvements as per caption 14) that are removable without causing damages can be taken off (no obligation to do so). If dismantlement would cause damages, improvements must be left as they are and will remain the property of the owner with no refunding to the tenant. If the tenant removes improvements the same, the areas must be left as they initially were.

16)	All costs for power connections needed in the leased areas are charged to the tenant, including heating and cooling units, electrical installations, telephone.

Studio Silvio Tarchini will authorize a company of its choice to execute whatever electrical work into the Galleria 1. For the telephone, both parties will undersign a separate contract. It is forbidden to by-pass the PABX main switchboard by means of any other connection for telephone and telefax.

Parking signals, logos, signs will be placed by the company SPM S.A. and costs invoiced to the tenant. It is forbidden to place any sort of panel, commercial, logo without prior approval by the owner who may deny authorization only on the basis of sound and valid reasons.

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SEVERABILITY

17)	Governing Law for any action concerning both parties respective obligations: Pretura di Lugano.

IN WITNESS WHEREOF, the parties have executed this contract as of the date below written

The Owner :	The Tenant :

SILVIO TARCHINI	NAIE NATURAL ALTERNATIVES INT. EUROPE SA
Manno	Manno

Manno, July 25, 2003

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